Exhibit 99.1

Press Release
For Immediate Release
BKF Capital Group Inc.

BKF Capital Group, Inc. Announces Greg Heller Has Joined the Firm

Boca Raton, FL, November 22, 2011– BKF Capital Group Inc. (OTCQB – “BKFG”), a publicly traded company, announced that Greg Heller has joined the firm as Senior Vice President. Mr. Heller’s responsibilities include the pursuit of BKF Capital’s corporate strategy to acquire companies that show growth characteristics at a reasonable valuation.  “Greg brings a wealth of experience in mergers and acquisitions, the capital markets and corporate finance strategy to BKF,” said Mr. Steven N. Bronson, the firm’s Chairman and CEO. “Building our talent pool with people like Greg will help us to reach our goal of building long term value for our shareholders.”

Mr. Heller was the founder and Managing Director of Silverglade Capital Partners LLC, a boutique financial and strategic advisory firm focused on corporate finance. Prior to founding Silverglade, he was the Director of Business Development for BFC Financial Corporation, where he was responsible for managing the company’s investment pipeline, transaction execution, capital raising activities and corporate strategy. Additionally, Mr. Heller was also an Associate with ING Barings LLC in its Industrial Manufacturing and Technologies Group. While at ING Barings, he worked on numerous strategic and financial advisory and capital raising assignments. Prior to joining ING Barings, Mr. Heller served as a Senior Consultant at Ernst & Young Corporate Finance LLC.

About BKF Capital Group Inc.

BKF Capital Group Inc. (OTC QB - "BKFG") is a publicly traded company focused on arranging a merger, acquisition, business combination or other arrangement with both public and private companies with unique value opportunities and/or acquiring a controlling position in such companies through equity purchases or debt financings. For additional information please visit: www.bkfcapital.com.

Contacts
BKF Capital Holdings Inc.
Maria Fregosi 561-362-4199 x 209 mfregosi@bkfcapital.com